Filed Pursuant to Rule 433

Registration Statement No. 333-184757

Issuer Free Writing Prospectus dated June 23, 2015

Relating to Preliminary Prospectus Supplement dated June 22, 2015

BAIDU, INC.

Pricing Term Sheets

3.000% Notes due 2020 (the “2020 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$750,000,000
Maturity Date:	June 30, 2020
Coupon (Interest Rate):	3.000%
Public Offering Price:	99.866% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Application has been made for the listing and quotation of the 2020 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	3.029%
Spread to Benchmark Treasury:	1.350%
Benchmark Treasury:	1.500% due 05/31/2020
Benchmark Treasury Price and Yield:	99-05+ and 1.679%
Interest Payment Dates:	June 30 and December 30, commencing December 30, 2015
Interest Payment Record Dates:	June 15 and December 15
Optional Redemption:	Make Whole Call at any time at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 25 basis points
Trade Date:	June 23, 2015
Settlement Date:	June 30, 2015
CUSIP / ISIN:	056752 AF5 / US056752AF54
Ratings*:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC
Co-Managers:	Deutsche Bank AG, Singapore Branch Citigroup Global Markets Inc. Bank of China Limited Australia and New Zealand Banking Group Limited

4.125% Notes due 2025 (the “2025 Notes”)

Issuer:	Baidu, Inc.
Principal Amount:	US$500,000,000
Maturity Date:	June 30, 2025
Coupon (Interest Rate):	4.125%
Public Offering Price:	99.830% of face amount
Ranking:	Senior unsecured
Format:	SEC registered
Listing:	Application has been made for the listing and quotation of the 2025 Notes on the SGX-ST.
Minimum Denomination:	US$200,000 and integral multiples of US$1,000 in excess thereof
Yield to Maturity:	4.146%
Spread to Benchmark Treasury:	1.750%
Benchmark Treasury:	2.125% due 05/15/2025
Benchmark Treasury Price and Yield:	97-20+ and 2.396%
Interest Payment Dates:	June 30 and December 30, commencing December 30, 2015
Interest Payment Record Dates:	June 15 and December 15
Optional Redemption:	Make Whole Call at any time at a redemption price equal to the greater of 100% and a discount rate of the Treasury Yield plus 30 basis points
Trade Date:	June 23, 2015
Settlement Date:	June 30, 2015
CUSIP / ISIN:	056752 AG3 / US056752AG38
Ratings*:	Moody’s: A3; Fitch: A
Joint Bookrunners:	Goldman Sachs (Asia) L.L.C. J.P. Morgan Securities LLC
Co-Managers:	Deutsche Bank AG, Singapore Branch Citigroup Global Markets Inc. Bank of China Limited Australia and New Zealand Banking Group Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman, Sachs & Co., an affiliate of Goldman Sachs (Asia) L.L.C., toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

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